Exhibit 99.1

news release

Enbridge Energy Partners Files Annual Report on Form 10-K

Houston, February 22, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“the Partnership”) today filed its Annual Report on Form 10-K for 2006, including audited financial statements, with the U.S. Securities and Exchange Commission (“SEC”).

The Partnership’s audited net income of $284.9 million for the year ended December 31, 2006 is $8.5 million lower than the amount reported in the preliminary unaudited earnings released on January 26, 2007.  The difference is attributable to certain purchases of natural gas liquids and transportation and fractionation charges that were not recorded on an accrual basis.

Including these charges reduced net income for 2006 but did not impact cash flow.  The changes had a negligible impact on the Partnership’s calculation of adjusted net income for 2006, since $8.3 million of the total related to years prior to 2006.

The details initially provided in the Partnership’s preliminary earnings release have been revised for the incremental charges.  The revisions are available on the Partnership’s website and can be access directly at www.enbridgepartners.com/q.

In addition, the Partnership’s 10-K filing for 2006 is available to view, print or download at the same Internet address.  Current and historical filings are also available from both the Unitholder Reports page and the SEC Filings page in the Investor Info section of the Partnership’s website.  Unitholders, noteholders and other interested parties may order a printed copy of the 2006 10-K report via any of the following contacts:

Internet: www.enbridgepartners.com/order

E-mail: eep@enbridge.com

Telephone: 1-866-337-4636 or 1-866-EEP-INFO

The Partnership’s website provides a number of ease-of-use features for obtaining the Partnership’s quarterly and annual financial results and reports filed with the SEC.  The filings are also available via the SEC’s EDGAR service, which can be accessed at www.sec.gov.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States.  Its principal crude oil system is the largest transporter of growing oil production from western Canada.  The system’s deliveries to refining centers in the U.S. Midwest account for approximately 12 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 60 percent of refinery demand in that region.  The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast area, deliver more than 2 billion cubic feet of natural gas daily.

Enbridge Energy Management, L.L.C. (NYSE:EEQ) (www.enbridgemanagement.com) manages the business and affairs of the Partnership and its sole asset is an approximate 16 percent interest in the Partnership.  Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (www.enbridge.com) is the general partner and holds an approximate 17 percent interest in the Partnership.

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com